Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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BLUE EARTH, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0531496 (I.R.S. Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205 Henderson, Nevada	89052
(Address of Principal Executive Offices)	(Zip Code)

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2009 Equity Incentive Plan

Management Warrants

(Full title of the plans)

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Dr. Johnny R. Thomas, CEO

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

(Name and address of agent for service)

(702) 263-1808 / (702) 263-1824

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

A copy of all communications, including

communications sent to the agent for service

should be sent to:

Elliot H. Lutzker, Esq.

Davidoff Malito & Hutcher LLP

605 Third Avenue

New York, New York 10158

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARES	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $ .001 par value	3,943,098 (1) (2)	$1.40 (3)	$5,520,337	$632.63
Common Stock, $.001 par value	129,678 (4)	$1.40 (3)	$181,549	$20.81
Common Stock, $ .001 par value	30,000 (5)	$1.70	$51,000	$5.85
Common Stock, $ .001 par value	10,000 (5)	$1.00	$10,000	$1.15
Common Stock, $ .001 par value	97,791(5)	$1.68	$164,289	$18.83
Common Stock, $ .001 par value	450,000(5)	$1.72	$774,000	$88.70
Common Stock, $ .001 par value	2,000,000 (6)	$1.00	$2,000,000	$229.20
Common Stock, $ .001 par value	2,000,000 (6)	$1.25	$2,500,000	$286.50
Common Stock, $ .001 par value	500,000 (6)	$1.24	$620,000	$71.05
Common Stock, $ .001 par value	900,000 (6)	$1.16	$1,044,000	$119.64

Total	10,060,567 (7)		$12,865,175	$1,474.36

(1)

Represents aggregate amount of stock options remaining to be granted pursuant to the Blue Earth, Inc.’s 2009 Equity Incentive Plan (the “2009 Plan”);

(2)

Any shares of Common Stock covered by an option granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) based upon the last sale price of the Registrant’s Common Stock, as reported on the Over the Counter Bulletin Board as of April 20, 2012.

(4)

Represents 100,000 shares granted to an independent director and 29,678 shares granted to an independent contractor both for services rendered.

(5)

Represents shares underlying stock options issued and outstanding which were previously granted to various employees of the Company pursuant to the 2009 Plan.

-ii-

(6)

Represents an aggregate amount of 5,400,000 shares of Common Stock issuable upon the exercise of certain warrants issued to directors and officers of the Company and their assignees (the “Warrants”).

(7)

Pursuant to Rule 416, includes an indeterminable number of shares of common stock issuable pursuant to the anti-dilution provisions of the 2009 Equity Incentive Plan and the Warrants.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Blue Earth, Inc. (the “Company”) to register an aggregate of 10,060,567 shares of common stock under the Company’s 2009 Plan and various amounts of shares and the Warrants issued in consideration of services rendered pursuant to Board of Directors resolutions.

This Registration Statement contains two parts.  The first part contains information required in the registration statement pursuant to Part I of Form S-8 with respect to shares of our common stock issuable upon the exercise of stock options made under the Plan subsequent to the date hereof.  The second part contains a “reoffer” prospectus prepared in accordance with the requirements of Part I of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used by certain persons, including officers and directors of the Company who are deemed to be affiliates of the Company, as that term is defined in Rule 405 under the Securities Act, as well as by non-affiliate assignees holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of shares of common stock of the Company received by such persons pursuant to the exercise of options granted under the 2009 Plan and pursuant to the Warrants, which  shares are being registered herein.

This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act.  We are registering an aggregate of 10,060,567 Shares pursuant to our 2009 Plan and various amounts of shares and Warrants issued in consideration of services rendered pursuant to Board of Directors resolutions.  The purpose of our 2009 Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining employees, corporate officers and directors employed or retained by the Company and its subsidiaries and affiliates.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

The document containing the information specified in this Part I of this Form S-8 registration statement has been or will be sent or given to participants in the 2009 Equity Incentive Plan (the “2009 Plan”), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such document(s) are not being filed with the SEC, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This registration statement relates to a maximum of 10,060,567 shares our common stock issuable pursuant to our 2009 Plan and various amounts of shares and Warrants issued in consideration of services rendered pursuant to Board of Directors resolutions (the “Shares”).

Item 2.

Registrant Information and Employee Plan Annual Information

The documents incorporated by reference into this prospectus pursuant to Item 3 of Part II hereof are available without charge, upon written or oral request.  The documents containing the information specified in this Item 2 will be sent or given to employees, officers or directors upon written or oral request, as specified by Rule 428(b) under the Securities Act.  All requests shall be directed to John Francis, Vice President of Corporate Development and Investor Relations, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada, 89052; (tel) 702-263-1808.  In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

-iv-

REOFFER PROSPECTUS

BLUE EARTH, INC.

10,060,567 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale of 10,060,567 shares of  common stock, par value $0.001 per share, of  Blue Earth, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our”), that have been or will be acquired by certain persons (collectively referred to as the “selling securityholders”), including our officers and directors who are deemed to be our affiliates, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), holding restricted securities, as that term is defined in Rule 144 under the Securities Act, in connection with the reoffer and resale of shares of common stock of the Company received by such persons pursuant to the exercise of options granted and to be granted under our 2009 Equity Incentive Plan (the “2009 Plan”), as well as exercise of Warrants and the sale of Shares issued and outstanding as of the date of this Prospectus.

The shares offered herby consist of (i) 3,943,098 shares underlying the options to be granted and issuable upon exercise under the 2009 Plan; (ii) 587,791 shares issuable upon the exercise of options that have been previously granted under the 2009 Plan; (iii) 4,500,000 shares underlying Warrants granted to Laird Q. Cagan, Dr. Johnny Thomas and John Francis, the principal executive officers and directors of the Company and their assignees; (iv) 100,000 Shares issued to Laird Q. Cagan upon his election to the Board of Directors; (v) 29,678 Shares issued to an independent contractor for services rendered; and (vi) an aggregate of 900,000 shares issuable upon the exercise of Warrants granted to D. Jason Davis (716,400) and Joseph Patalano (183,600) in connection with the amendment of their employment contracts.

Our common stock is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “BBLU”.  On April 26, 2012, the last reported sale price of our common stock on the OTCBB was $1.34 per share.

The shares covered by this prospectus may be offered and sold from time to time directly by the selling securityholders of shares issued upon the exercise of the options granted or to be granted  pursuant to the 2009 Plan, the Warrants or through brokers on the OTCBB,  or otherwise, at the prices prevailing at the time of such sales.  The net proceeds to the selling securityholders will be the proceeds received by them upon such sales, less brokerage commissions, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OFFERED HEREBY INVOLVE A SUBSTANTIAL DEGREE OF RISK. SEE “RISK FACTORS” beginning on page 5 of this prospectus.

The date of this prospectus is April 26, 2012

We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the selling securityholders, but we will receive the exercise price upon exercise of stock options and warrants.  The selling securityholders and any broker-dealers, agents, or  underwriters through whom the shares are sold, may be deemed  “underwriters” within the meaning of the Securities Act with  respect to securities offered by them, and any profits realized or  commissions received by them may be deemed underwriting  compensation.  See “Plan of Distribution.”

No person is authorized to give any information or to make any representations other than those contained in this prospectus in connection with any offer to sell or sale of the securities to which this prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this Prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front of those documents

AVAILABLE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any such reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.  Our public filings are also available from commercial document retrieval services and the Internet web site maintained by the SEC at http://www.sec.gov.  In addition, our common stock is quoted on the Over the Counter Bulletin Board.  Accordingly, our reports, statements and other information may be inspected at the offices of the Financial Industry Regulatory Authority, Inc. (“FINRA), 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC are incorporated by reference in this prospectus:

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The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 16, 2012.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.  Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

A copy of any and all of the information included in the documents that have been incorporated by reference in this prospectus (excluding exhibits thereto, unless such exhibits have been specifically incorporated by reference into the information which this prospectus incorporates) but which are not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus is delivered, upon the oral or written request of such person. Written requests should be directed to Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada, 89052; Attn: Vice President of Corporate Development and Investor Relations; requests may be directed to Mr. Francis at (tel) 702-263-1808.

Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual financial or operating results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such forward looking statements are based on our best estimates of future results, performance or achievements, based on current conditions and our most recent results. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “may”, “will”, potential”, “opportunity”, “believes”, “belief”, “expects”, “intends”, “estimates”, “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our reports and registration statements filed with the SEC.

SUMMARY INFORMATION

The Company

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference.  Each prospective investor is urged to read this prospectus and the documents incorporated herein by reference in their entirety.  Investment in the securities offered hereby involves a high degree of risk.  See “Risk Factors.”

Blue Earth, Inc. is engaged in a mergers and acquisition strategy in the clean-tech industry. Our primary focus is acquiring companies and innovative technologies that serve the multi billion dollar energy efficiency services and renewable energy market sectors. The targeted companies provide a variety of energy services that enable customers to reduce energy consumption, lower their generating capacity and maintenance costs and realize environmental benefits. The targeted technologies typically include various measures designed for a specific customer or facility in our target market of small commercial businesses and residences to improve the efficiency of building systems, such as refrigeration, lighting and heating, ventilation and air conditioning.

Effective January 1, 2011, Blue Earth acquired Castrovilla, Inc. based in Mountain View California which manufactures, sells and installs commercial refrigeration and freezer gaskets and sells and installs motors and controls to approximately 5,400 small commercial businesses.

On May 16, 2011, Blue Earth obtained the exclusive private label license (the “License”) and manufacturing rights to an innovative and patented lighting controls technology from SwitchGenie LLC and James F. Loughrey.

On September 7, 2011, Blue Earth acquired Xnergy, Inc., and its wholly owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company.  Simultaneously, the Company purchased ecoLegacy, LLC, which serves as a financing vehicle for Xnergy.  Xnergy provides a broad range of comprehensive energy solutions including the specialized mechanical engineering, the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.  Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.

Management also intends to accelerate introduction of the acquired technology/products by offering and installing them through energy management service companies, which have an established base of customers at the local, state, regional and national levels. In order to accelerate product introduction, management expects to enter into varying types of agreements with these energy management service companies, including acquisition agreements and/or joint venture agreements, as may be appropriate, for each company and geographic territory.

Management has also identified several energy management and energy management service companies that have been successfully operating in the residential and small commercial business segment of the energy efficiency sector.  These energy service companies specialize in three categories that address small commercial businesses energy efficiency needs: refrigeration, lighting and HVAC. The targeted acquisition candidates currently provide energy efficiency retrofit services to the small commercial businesses space.  Management believes that these companies are ideal candidates from which to build a nationwide distribution, installation and service network though a combination of joint venture/associate relationships and/or acquisitions.

The Offering

This reoffer prospectus relates to the reoffer and resale of an aggregate of 9,590,567 shares of our common stock, par value $0.001 per share, by certain selling securityholders, including our officers and directors, who are deemed to be affiliates of the Company, including (i) 5,400,000 and 493,332 shares that are issuable upon the exercise of the Warrants and options, respectively, granted to officers and directors of the Company and its Subsidiaries; and (ii) 100,000 restricted shares granted to a director of the Company.  We will not receive any proceeds from the sale of the shares sold by the selling securityholders, but we will receive the exercise price upon exercise of the stock option and Warrants, other than on a “cashless” basis pursuant to the terms of certain Warrants and options.

If subsequent to the date of this reoffer prospectus, we grant any awards under the 2009 Plan to any persons who are affiliates of the Company, we would supplement this reoffer prospectus with the names of such affiliates and the amount(s) of shares to be reoffered by them as selling securityholders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Business

Since we have limited operating history, it is difficult for potential investors to evaluate our business.

We completed our initial acquisition as of January 1, 2011 and our second acquisition on September 1, 2011.  Therefore, our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities.  As an early stage company, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of Dr. Johnny Thomas, our Chief Executive Officer and John Francis, our Vice President-Corporate Development and Investor Relations.  Both officers are employed under employment contracts at will, and the loss of either of their services and the inability to replace them and/or attract or retain other key individuals, could materially adversely affect us.  If either Dr. Thomas or Mr. Francis were to leave, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience.  We do not have key man life insurance policies on our management.

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

As of December 31, 2011, we had $ 527,108 cash on hand.  In view of our acquisition strategy we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success depends upon our ability to raise additional capital.  We are pursuing sources of additional capital through various means, including joint venture projects and debt or equity financing. Future financing through equity investments is likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuance of incentive awards under employee equity incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations accordingly.

Compliance with environmental laws could adversely affect our operating results.

Costs of compliance with federal, state, local and other foreign existing and future environmental regulations could adversely affect our cash flow and profitability. We will be required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in connection with energy efficiency products, and we may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to us or our customers, and future changes in environmental laws and regulations could occur. These factors may impose additional expense on our operations.

In addition, private lawsuits or enforcement actions by federal, state, and/or foreign regulatory agencies may materially increase our costs. Certain environmental laws make us potentially liable on a joint and several basis for the remediation of contamination at or emanating from properties or facilities which we may acquire that arranged for the disposal of hazardous substances. Although we will seek to obtain indemnities against liabilities relating to historical contamination at the facilities we own or operate, we cannot provide any assurance that we will not incur liability relating to the remediation of contamination, including contamination we did not cause.

We may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. A delay in obtaining any required environmental regulatory approvals or failure to obtain and comply with them could adversely affect our business and operating results.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with three full-time employees at the parent level, as of the date of this report.  In addition to prospective employees hired from companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our corporate strategy will not be successful if demand for energy efficiency and renewable energy solutions does not develop.

We believe, and our corporate strategy assumes, that the market for energy efficiency and renewable energy solutions will continue to grow, that we will increase our penetration of this market and that our revenue from selling into this market will continue to increase with future acquisitions. If our expectations as to the size of this market and our ability to sell our products and services in this market are not correct, our corporate strategy will be unsuccessful and our business will be harmed.

Certain projects we may undertake for our customers may require significant capital, which our customers or we may finance through third parties, and such financing may not be available to our customers or to us on favorable terms, if at all.

Certain energy efficiency projects are typically financed by third parties.  The significant disruptions in the credit and capital markets in the last several years have made it more difficult for customers to obtain financing on acceptable terms or, in some cases, at all.  Any inability by us or our customers to raise the funds necessary to finance our projects, or any inability by us to obtain a revolving credit facility, could materially harm our business, financial condition and operating results.

Our business may be affected by seasonal trends and construction cycles, and these trends and cycles could have an adverse effect on our operating results.

We expect that our business will be subject to seasonal fluctuations and construction cycles, particularly in climates that experience colder weather during the winter months, such as the northern United States and Canada, or at educational institutions, where large projects are typically carried out during summer months when their facilities are unoccupied. In addition, government customers, many of which have fiscal years that do not coincide with ours, typically follow annual procurement cycles and appropriate funds on a fiscal-year basis even though contract performance may take more than one year. Further, government contracting cycles can be affected by the timing of, and delays in, the legislative process related to government programs and incentives that help drive demand for energy efficiency and renewable energy projects. As a result, our revenue and operating income in the third quarter is expected to be typically higher, and our revenue and operating income in the first quarter is expected to be typically lower, than in other quarters of the year. As a result of such fluctuations, we may occasionally experience declines in revenue or earnings as compared to the immediately preceding quarter, and comparisons of our operating results on a period-to-period basis may not be meaningful.

Our business depends in part on federal, state and local government support for energy efficiency and renewable energy, and a decline in such support could harm our business.

We depend, in part, on government legislation and policies that support energy efficiency and renewable energy projects and that enhance the economic feasibility of our energy efficiency services and small-scale renewable energy projects. The U.S. government and several states support potential customers’ investments in energy efficiency and renewable energy through legislation and regulations that authorize and regulate the manner in which certain governmental entities do business with companies like us, encourage or subsidize governmental procurement of our services, provide regulatory, tax and other incentives to others to procure our services and provide us with tax and other incentives that reduce our costs or increase our revenue.  Current market conditions have caused various state, local or federal incentive programs which help drive the economics for these projects to be unexpectedly depleted or substantially changed by the administrators.

For example, U.S. legislation in 1992 authorized federal agencies to enter into energy savings performance contracts (“ESPCs”), such as those which we may enter into with customers at a later date. In 2007, three years after the expiration of the original legislation, new ESPC legislation was enacted without an expiration provision, and in the same year, the President of the United States issued an executive order requiring federal agencies to set goals to reduce energy use and increase renewable energy sources and use. In addition, the American Recovery and Reinvestment Act of 2009 (“ARRA”) allocated $67 billion to promote clean energy, energy efficiency and advanced vehicles. Additionally, the Emergency Economic Stabilization Act of 2008 instituted the 1603 cash grant program, which may provide cash in lieu of an investment tax credit for eligible renewable energy generation sources for which construction commences prior to the end of

2010 where the project is placed in service by various dates set out in the act. The Internal Revenue Code (the “Code”), currently provides production tax credits for the generation of electricity from wind projects and from LFG-fueled power projects, and an investment tax credit or grant in lieu of such tax credits for investments in LFG, wind, biomass and solar power generation projects. Various state and local governments have also implemented similar programs and incentives, including legislation authorizing the procurement of ESPCs.

Prospective customers frequently depend on these programs to help justify the costs associated with, and to finance, energy efficiency and renewable energy projects. If any of these incentives are adversely amended, eliminated or not extended beyond their current expiration dates, or if funding for these incentives is reduced, it could adversely affect our ability to obtain project commitments from new customers. A delay or failure by government agencies to administer, or make procurements under, these programs in a timely and efficient manner could have a material adverse effect on our potential customers’ willingness to enter into project commitments with us.

Changes to tax, energy and environmental laws could reduce our prospective customers’ incentives and mandates to purchase certain kinds of services that we may supply, and could thereby adversely affect our business, financial condition and operating results.

A significant decline in the fiscal health of federal, state, provincial and local governments could reduce demand for our energy efficiency and renewable energy projects.

Recent significant declines in the fiscal health of federal, state and local governmental entities may make it difficult for them to enter into contracts for our services or to obtain financing necessary to fund such contracts.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

Our success depends on our ability to provide services and products in a timely manner, which, in part, depends on the ability of third parties to provide us with timely and reliable services and products, such as boilers, chillers, cogeneration systems, PV panels, lighting and other complex components. In providing our services we intend to rely on products that meet our design specifications and components manufactured and supplied by third parties, as well as on services performed by subcontractors.

Warranties provided by third-party suppliers and subcontractors typically limit any direct harm we might experience as a result of our relying on their products and services. However, there can be no assurance that a supplier or subcontractor will be willing or able to fulfill its contractual obligations and make necessary repairs or replace equipment. In addition, these warranties generally expire within one to five years or may be of limited scope or provide limited remedies. If we are unable to avail ourselves of warranty protection, we may incur liability to our customers or additional costs related to the affected products and components, including replacement and installation costs, which could have a material adverse effect on our business, financial condition and operating results.

Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services - even if covered by warranties - could adversely affect the quality and performance of our solutions. This could cause us to experience difficulty retaining current customers and attracting new customers, and could harm our brand, reputation and growth. In addition, any significant interruption or delay by our suppliers in the manufacture or delivery of products or services on which we depend could require us to expend considerable time, effort and expense to establish alternate sources for such products and services.

We may need to assume responsibility under customer contracts for factors outside our control, including the risk that fuel prices will increase.

We do not expect to take responsibility under our proposed contracts for a wide variety of factors outside our control. However, we may sometimes need to assume some level of risk and responsibility for certain factors - sometimes only to the extent that variations exceed specified thresholds particularly with contracts for renewable energy projects.  Although we intend to structure our contracts so that our obligation to supply a customer with electricity, for example, does not exceed the quantity produced by the production facility, in some circumstances we may commit to supply a customer with specified minimum quantities based on our projections of the facility’s production capacity. In such circumstances, if we are unable to meet such commitments, we may be required to incur additional costs or face penalties.  Despite measures to mitigate risks under these and other contracts, such steps may not be sufficient to avoid the need to incur increased costs to satisfy our commitments, and such costs could be material. Increased costs that we are unable to pass through to our customers could have a material adverse effect on our operating results.

Our business will depend on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete projects.

The success of our business will depend on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including engineers, project and construction management, and business development and sales professionals. In addition, our construction projects require a significant amount of trade labor resources, and other skilled workers, as well as certain specialty subcontractor skills.

Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing projects in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new projects. Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenue, growth rates and market share.

Our industry is highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, compete for the same business as we do.  Our competitors have longer operating histories and greater resources than us, and could focus their substantial financial resources to develop a competing business model, develop products or services that are more attractive to potential customers than what we offer or convince our potential customers that they should require financing arrangements that would be impractical for smaller companies to offer. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to compete with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete, and reduce our market share and revenue, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to effectively compete against our current competitors or additional companies that may enter our markets.

In addition, we may also face competition based on technological developments that reduce demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our products and services. We also encounter competition in the form of potential customers electing to develop solutions or perform services internally rather than engaging an outside provider such as us.

We may be unable to complete or operate our projects on a profitable basis or as we have committed to our customers.

Development, installation and construction of energy efficiency and renewable energy projects, and operation of renewable energy projects, entails many risks, including:

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failure to receive critical components and equipment that meet our design specifications and can be delivered on schedule;

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failure to obtain all necessary rights to land access and use;

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failure to receive quality and timely performance of third-party services;

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increases in the cost of labor, equipment and commodities needed to construct or operate projects;

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permitting and other regulatory issues, license revocation and changes in legal requirements;

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shortages of equipment or skilled labor;

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unforeseen engineering problems;

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failure of a customer to accept or pay for renewable energy that we supply;

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weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism; and accidents involving personal injury or the loss of life;

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labor disputes and work stoppages;

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mishandling of hazardous substances and waste; and

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other events outside of our control.

Any of these factors could give rise to construction delays and construction and other costs in excess of our expectations. This could prevent us from completing construction of projects, cause defaults under financing agreements or under contracts that require completion of project construction by a certain time, cause projects to be unprofitable for us, or otherwise impair our business, financial condition and operating results.

Provisions in government contracts may harm our business, financial condition and operating results.

In the event that we are able to secure contracts with the federal government and its agencies, and with state and local governments, these contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts, including provisions that allow the government to:

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terminate existing contracts, in whole or in part, for any reason or no reason;

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reduce or modify contracts or subcontracts;

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decline to award future contracts if actual or apparent organizational conflicts of interest are discovered, or to impose organizational conflict mitigation measures as a condition of eligibility for an award;

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suspend or debar the contractor from doing business with the government or a specific government agency; and

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pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions unique to government contracting.

Generally, government contracts contain provisions permitting unilateral termination or modification, in whole or in part, at the government’s convenience. Under general principles of government contracting law, if the government terminates a contract for convenience, the terminated company may recover only its incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting company is entitled to recover costs incurred and associated profits on accepted items only and may be liable for excess costs incurred by the government in procuring undelivered items from another source. The termination payment is designed to compensate us for the cost of construction plus financing costs and profit on the work completed.

In ESPCs for governmental entities, the methodologies for computing energy savings may be less favorable than for non-governmental customers and may be modified during the contract period. In the event we enter into ESPCs, we may be liable for price reductions if the projected savings cannot be substantiated.

In addition to the right of the federal government to terminate its contracts with us, federal government contracts are conditioned upon the continuing approval by Congress of the necessary spending to honor such contracts. Congress often appropriates funds for a program on a September 30 fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of many major governmental programs, contracts often may not be fully funded, and additional monies are then committed to the contract only if, as and when appropriations are made by Congress for future fiscal years. If one or more of our government contracts were terminated or reduced, or if appropriations for the funding of one or more of our contracts is delayed or terminated, our business, financial condition and operating results could be adversely affected.

Government contracts normally contain additional terms and conditions that may increase our costs of doing business, reduce our profits and expose us to liability for failure to comply with these terms and conditions. These include, for example:

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specialized accounting systems unique to government contracting, which may include mandatory compliance with federal Cost Accounting Standards;

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mandatory financial audits and potential liability for adjustments in contract prices;

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public disclosure of contracts, which may include pricing information;

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mandatory socioeconomic compliance requirements, including small business promotion, labor, environmental and U.S. manufacturing requirements; and

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requirements for maintaining current facility and/or personnel security clearances to access certain government facilities or to maintain certain records, and related industrial security compliance requirements.

We plan to expand our business in part through future acquisitions, but we may not be able to identify or complete suitable acquisitions.

Acquisitions are a significant part of our growth strategy. We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates, reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

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the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

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we may find that the acquired company or technologies do not improve market position as planned;

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we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

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key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

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we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

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we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

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our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

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we may incur one-time write-offs or restructuring charges in connection with the acquisition;

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we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

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we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate or profitably manage any acquired business.  In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period.  These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If the cost of energy generated by traditional sources does not increase, or if it decreases, demand for our services may decline.

Decreases in the costs associated with traditional sources of energy, such as prices for commodities like coal, oil and natural gas, or electricity may reduce demand for energy efficiency and renewable energy solutions. Technological progress in traditional forms of electricity generation or the discovery of large new deposits of traditional fuels or international political developments, production and distribution policies of OPEC could reduce the cost of electricity generated from those sources and as a consequence reduce the demand for our solutions. Any of these developments could have a material adverse effect on our business, financial condition and operating results.

Our activities and operations are subject to numerous health and safety laws and regulations, and if we violate such regulations, we could face penalties and fines.

We are subject to numerous health and safety laws and regulations in each of the jurisdictions in which we will operate. These laws and regulations require us to obtain and maintain permits and approvals and implement health and safety programs and procedures to control risks associated with our projects. Compliance with those laws and regulations can require us to incur substantial costs. Moreover, if our compliance programs are not successful, we could be subject to penalties or to revocation of our permits, which may require us to curtail or cease operations of the affected projects. Violations of laws, regulations and permit requirements may also result in criminal sanctions or injunctions.

Health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and operating results.

Credit facilities and debt instruments contain financial and operating restrictions that may limit our business activities and our access to credit.

To the extent we finance any potential acquisitions with debt instruments, provisions in credit facilities and debt instruments will impose restrictions on our and certain of our subsidiaries’ ability to, among other things:

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incur additional debt, or debt related to federal projects in excess of specified limits;

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pay cash dividends and make distributions;

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make certain investments and acquisitions;

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guarantee the indebtedness of others or our subsidiaries;

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redeem or repurchase capital stock;

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create liens;

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enter into transactions with affiliates;

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engage in new lines of business;

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sell, lease or transfer certain parts of our business or property;

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enter into sale-leaseback arrangements; and

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merge or consolidate.

These agreements will also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If an event of default occurs, we may not be able to cure it within any applicable cure period, if at all. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.

If our subsidiaries default on their obligations under their debt instruments, we may need to make payments to lenders to prevent foreclosure on the collateral securing the debt.

We have formed subsidiaries to own and operate acquired companies.  These subsidiaries may incur various types of debt.  This debt may be structured as non-recourse debt, which means it is repayable solely from the revenue of the subsidiary and is secured by such subsidiary’s assets, and a pledge of our equity interests in such subsidiary. Although subsidiary debt is typically non-recourse to the Company, if a subsidiary of ours defaults on such obligations, then we may from time to time determine to provide financial support to the subsidiary in order to avoid the adverse consequences of a default. In the event a subsidiary defaults on its indebtedness, its creditors may foreclose on the collateral securing the indebtedness, which may result in our losing our ownership interest in the subsidiary. The loss of our ownership interest in a subsidiary or some or all of a subsidiary’s assets could have a material adverse effect on our business, financial condition and operating results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued and substantially increased during the third and fourth quarter of 2008 and is continuing. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

We may be  exposed to product liability risks.

The Company’s operations may expose it to potential product liability risks that are inherent in the sale of energy efficiency products.  There can be no assurance that product liability claims will not be asserted against the Company.  We plan to have product liability insurance covering sales of any prospective products which we believe will be adequate to cover any product liability exposure we may have.  However, product liability insurance is expensive and we may be unable to obtain sufficient insurance coverage at a reasonable cost to protect us against losses. An individual may bring a product liability claim against us if one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

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liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

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an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

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damage to our reputation and the reputation of our products, resulting in lower sales;

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regulatory investigations that could require costly recalls or product modifications;

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litigation costs; and

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the diversion of management’s attention from managing our business.

A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may be sued by third parties who claim that our prospective products infringe on their intellectual property rights.

We may be exposed to future litigation by third parties based on claims that our prospective products or activities infringe on the intellectual property rights of others or that the we have misappropriated the trade secrets of others.  Any litigation or claims against the Company, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm the Company’s reputation.  In addition, intellectual property litigation or claims could force us to do one or more of the following, any of which could have a material adverse effect on the Company or cause us to curtail or cease its operations:

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The sale of a product material to our future operations; or

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Obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Rapid technological change could make any products that the Company sells obsolete.

Energy efficiency technologies have undergone rapid and significant change and the Company expects that they will continue to do so.  Any products or technologies that we may acquire may become obsolete or uneconomical before the Company recovers the purchase price incurred in connection with their acquisition.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.  Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report were not effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  As a result, we will incur significant legal, accounting and other expenses.  Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTC Bulletin Board or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act.  Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.  We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Risks Related to this Offering

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

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our ability to execute our business plan and complete prospective acquisitions;

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changes in our industry;

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competitive pricing pressures;

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our ability to obtain working capital financing;

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additions or departures of key personnel;

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limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

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sales of our common stock (particularly following effectiveness of this resale registration statement);

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operating results that fall below expectations;

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regulatory developments;

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economic and other external factors;

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period-to-period fluctuations in our financial results; and

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our inability to develop or acquire new or needed technologies.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at the time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price increases.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business, and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account.  Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.  Furthermore, our securities are traded on the OTC Bulletin Board where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issuable upon the effectiveness of a registration statement, upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The 1,065,000 shares of common stock issued in the 2009 Merger to the former directors and the 6,872,500 shares of common stock issued in our 2009 Private Placement which are currently issued and outstanding, as well as other shares which were prohibited from being sold for a period of 12 months from when the Company lost its former shell status which ended in November, 2010 are all available for resale.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC.  An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held one year.

Because our directors and officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our directors and officers and/or their affiliates beneficially own or control approximately 28% of the issued and outstanding common stock and a larger percentage on a fully diluted basis. In addition, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, may vote, including the following actions:

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to elect or defeat the election of our directors;

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to amend or prevent amendment of our Certificate of Incorporation or By-laws;

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to effect or prevent a merger, sale of substantially all assets or other corporate transaction; and

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to control the outcome of any other matter submitted to our stockholders for vote.

In addition, these persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options and warrants may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of these convertible securities, exercise or conversion of these convertible securities would have a dilutive effect on our common stock. As of April 20, 2012, we had outstanding and reserved derivative securities, which if fully exercised would issue 18,209,041 shares of Common Stock, consisting of (i) warrants to purchase 3,335,000 shares of our common stock at an exercise price of $2.00 per share; (ii) outstanding Placement Agent warrants to purchase 57,500 shares of our common stock at an exercise price of $1.25 per share; (iii) outstanding options to purchase 587,791 shares of our common stock; (iv) outstanding management Warrants issued on September 1, 2010 to purchase 2,000,000 shares of common stock at an exercise price of $1.00 per share, of which 1,000,000 shares are vested and exercisable as of December 31, 2011 and 1,976,000 are currently outstanding (24,000 shares had been issued as of March 21, 2012); (v) outstanding performance warrants issued to purchase 2,000,000 shares of common stock available at $1.25 per share; (vi) outstanding warrants issued on February 24, 2011 to a Board Member under a consulting agreement to purchase 500,000 shares at an exercise price of $1.24 per share; (vii) outstanding warrants to purchase 500,000 shares at $1.74 per share granted on December 21, 2011 and 660,000 shares exercisable at $1.39 per share granted on April 19, 2012 to a consultant for investor relations services; (viii) outstanding warrants to purchase 160,000 shares at $1.15 per share granted on May 16, 2011 to two consultants; (ix) 297,850 shares of Series A Convertible Preferred Stock outstanding convertible into 2,978,500 shares of common stock; (x) 2,500 shares of Series B Convertible Preferred Stock outstanding convertible into 25,000 shares of Common Stock; (xi)  placement agent warrants to purchase 98,000 shares of Common Stock at an exercise price of $1.75 per share; (xii) warrants to purchase 900,000 shares of Common Stock exercisable at $1.16 per share granted effective March 15, 2012 to two officers of a Company subsidiary; and (xiii) Class A Warrants to purchase 1,501,750  shares of common stock at an exercise price of $3.00 per share outstanding.  Upon exercise of the aggregate 1,501,750 Class A Warrants, warrant holders will receive 1,501,750 Class B Warrants to purchase 1,501,750 shares of common stock at an exercise price of $6.00 per share.  Upon exercise of the outstanding Class B Warrants, warrant holders will receive 1,501,750 Class C Warrants to purchase 1,501,750 shares of common stock at an exercise price of $12.00 per share, all of which were issued and are issuable in our 2011 Preferred Stock Offering.  In addition, upon the effective date of a to be filed registration statement, the Company will promptly distribute Class A Warrants to all shareholders of record on December 31, 2010 to purchase 5,927,616 shares of Common Stock and 5,927,616 Class B Warrants to purchase 5,927,616 shares of Common Stock and Class C Warrants to purchase 5,927,616 shares of Common Stock.  Thus, upon distribution of these dividend warrants an additional 17,782,848 shares of Common Stock are issuable, or an aggregate of 35,991,889 derivative securities.  All of the Class A, B and C Warrants will be registered for resale.  Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Possible redemption of warrants.

The Company, at its option, may call the 3,335,000, 2009 Private Placement Warrants on ten (10) trading days prior to the notice, if the price of the Common Stock trades at $6.00 or greater per share (subject to adjustment) for a period of 20 consecutive trading days ending within five (5) trading days prior to the date on which the notice of redemption is given and the Registration Statement for the underlying shares is declared effective.  In addition, the Company may redeem each of 7,024,616 Class A, B and C Warrants at $.001 per warrant on 20 days’ prior written notice.  However, the Company shall have the option, without further compensation to the holder other than the payment of the redemption price per warrant, to cause any or all of the warrants which were not properly exercised on or before the redemption date to be assigned to one or more third parties (each, a “Standby Purchaser”), effectively immediately upon the redemption date, for the consideration equal to $.001 per non-exercised warrant payable to the Company, and (c) each Standby

Purchaser shall have the right to exercise the non-exercised warrants so assigned to such Standby Purchaser through the tenth business day following the redemption date.  Redemption of the warrants could force the holders to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or to accept the redemption price, which is substantially less than the market value of the warrants at the time of redemption.

In addition, if the warrants are exercised in response to a redemption notice, then dilution could occur from the widespread conversion or exercise of the warrants.  Further, this may cause significant downward pressure on the price of our Common Stock as holders that elect to convert or exercise their securities may be able to resell the shares of Common Stock issuable upon conversion or exercise of the warrants in the open market.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our company.

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could act as an anti-takeover device.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  On September 28, 2011, the board of directors had authorized the issuance of up to 300,000 shares of Series A Preferred Stock convertible on a ten for one basis into common stock and 297,850 shares of Series A Preferred Stock were issued and outstanding as of April 20, 2012.  On March 30, 2012, our Board of Directors authorized the issuance of up to 300,000 shares of Series B Preferred Stock convertible on a ten for one basis with Common Stock and 2,500 shares of Series B Preferred Stock were issued and outstanding on April 20, 2012.  Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of series of preferred stock that have greater voting power than our common stock or that are convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.  Unless the nature of a particular transaction and applicable statute require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by the stockholders.

Provisions in our charter documents and Nevada law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•

authorizing the issuance of “blank check” preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•

prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•

advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders.  All such proceeds will be received by the selling securityholders.  However, we expect to use the proceeds from the exercise of the options and warrants for working capital and other general corporate purposes.

SELLING SECURITYHOLDERS

The shares offered by this prospectus are being registered for reoffers and resales by the selling securityholders, who may acquire such shares pursuant to the exercise of either options granted under the 2009 Plan or Warrants.  An additional 129,678 restricted shares are being registered on behalf of a director (100,000 shares) and an independent contractor (29,678) of the Company.  All of the shares of our common stock registered for sale under this reoffer prospectus will be owned, prior to the offer and sale of such shares, by certain of our employees, directors, officers and their assignees for estate planning purposes, all listed below (the “selling securityholders”).  We are registering the shares of our common stock covered by this reoffer prospectus for the selling securityholders.  As used in this reoffer prospectus, “selling securityholders” includes the pledges, donees, transferees or others who may later hold the selling securityholders’ interests.  The selling securityholders named below may resell all, a portion or none of such shares from time to time.  In addition, certain non-affiliates of the Company, not named in the following table, who hold less than the lesser of 1,000 shares or 1% of the shares issuable under a Plan may also use this prospectus to sell up to that amount of shares acquired by them pursuant to the exercise of options or other stock awards granted to them under the Plans.

The following table sets forth, with respect to each selling securityholder, based upon information available to us as of April 20, 2012, the number of shares of common stock beneficially owned before the sale of the shares offered by this prospectus; the maximum number of shares to be sold; and the percent of the outstanding shares of common stock owned before and after the sale of the common stock offered by this prospectus assuming all shares are sold.

SELLING SECURITYHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO THE SALE (1)	PERCENTAGE OF SHARES OWNED PRIOR TO THE SALE	SHARES REGISTERED
Dr. Johnny Thomas, Chief Executive Officer	2,000,000(2)(3)(5)	10.1%	- 0 -
JRT Trust (2)(6)	750,000	4.0%	750,000
Bosque FLP (2)	650,000	3.5%	650,000
Manzano Limited Partnership (2)	600,000	3.3%	600,000
John Francis, Vice President	2,000,000(3)(4)(5)	10.1%	- 0 -
Camelot FLP (7)	360,000	2.0%	360,000
Putun, LLC (7)	800,000	4.3%	1,000,000
CKC, LLC (4)	820,000	4.4%	620,000
Cricket Trust (4)	10,000	*	10,000
Lady Bug Trust (4)	10,000	*	10,000
Laird Cagan, Chairman of the Board of Directors.	950,000(8)	5.2%	600,000
D. Jason Davis, CEO of Xnergy, Inc.	2,883,618 (9)	16.1%	716,400
Joseph Patalano, COO of Xnergy, Inc.	739,018 (10)	4.1%	183,600
John Pink President of Castrovilla	615,754 (11)	3.4%	493,332
All directors and officers as a group (six (6) persons)	9,188,390	38.9%	5,993,332

* Less than 1% of the issued and outstanding Shares of Common Stock.

(1)

Unless otherwise indicated, the address of the shareholder is Blue Earth, inc. 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052. Unless otherwise indicated, based on 17,859,554 shares of common stock issued and outstanding as of April 20, 2012.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)

Shares issuable upon exercise of warrants assigned by Johnny R. Thomas to these entities for estate planning purposes over which shares he disclaims beneficial ownership pursuant to Rule 13(d)(3) under the Exchange Act, except for underlying shares held by JRT Trust of which Johnny Thomas is a trustee and beneficiary.

(3)

One million shares are issuable upon exercise of management warrants assigned by each of Johnny R. Thomas and John C. Francis to affiliates for estate planning purpose and for which warrants and underlying shares Messrs. Thomas and Francis disclaim beneficial ownership (except where noted), although included in the above table since the warrants were issued pursuant to their respective employment agreements.  These Warrants are exercisable for ten (10) years at $1.00 per share. The first 100,000 warrants vested upon grant, and the next 150,000 warrants vested on October 31, 2010, while the remaining 750,000 warrants vest in three equal installments on the first, second and third anniversaries of the signing of the employment agreement. The vesting schedule accelerates to full vesting upon the Company achieving aggregate revenue of $12,500,000 for two consecutive quarters and the Company records a pre-tax net profit for such two quarters. These warrants also vest when the holders exercise the warrants and purchase Common Stock and are therefore currently exercisable.

(4)

Shares issued upon exercise of warrants assigned by John C. Francis to these entities for estate planning purposes over which shares he disclaims beneficial ownership pursuant to Rule 13(d)(3) under the Exchange Act, except for underlying shares held by Camelot FLP and Putun, LLC which are owned by John C. Francis.

(5)

Johnny R. Thomas and John C. Francis were each awarded additional five-year performance warrants to purchase 1,000,000 shares each at an exercise price of $1.25 per share.  Dr. Thomas disclaimed beneficial ownership of 250,000 performance Warrants held by Manzano Limited Partnership and Bosque FLP.   The warrants will vest if and when the Company achieves certain revenues, net income and/or EBITDA milestones for four trailing quarters and can be exercised at any time by paying consideration for the exercise price.  For each executive officer, a total of 412,500 warrants vest upon four different milestones when annual revenues exceed revenue milestones increasing from $50 to $200 million.  Achieving net income levels in excess of $0.20/share to more than $0.50/share will vest 262,500 warrants upon four different milestones.  The remaining 325,000 warrants will vest upon four different milestones when the Company’s EBITDA performance exceeds $0.40/share to more than $1.00 per share.

(6)

The JRT Trust is beneficially owned by Dr. Johnny R. Thomas.

(7)

Camelot FLP and Putun, LLC are beneficially owned by John Francis.

(8)

Includes 500,000 shares of Common Stock owned by Laird Cagan and 100,000 shares owned by his minor children; 50,000 shares granted to Mr. Cagan upon his election to the Board of Directors and 250,000 shares issuable upon exercise of currently exercisable warrants issued under his management advisory contract and 50,000 shares vested under his consulting agreement.  Does not include 437,500 shares issuable upon vesting of his consultant warrants.

(9)

Includes 716,400 shares of Common Stock issuable upon exercise of  warrants exercisable at $1.16 per share which will vest upon three different milestones.

(10) Includes 183,600 shares of Common Stock issuable upon exercise of warrants exercisable at $1.16 per share which will vest upon two different milestones.

(11) Includes (i) 150,000 shares of Common Stock currently issuable upon exercise of 450,000 options exercisable at $1.22 per share until October 4, 2021, with one-third vested upon grant, one-third upon billing of 500 petroleum sites and one-third vested upon billing of an additional 1000 petroleum sites; (ii) 4,444 shares of Common Stock currently issuable upon exercise of 13,332 options exercisable at $1.68 per share and exercisable in three equal installments; and (iii) performance based options to purchase 30,000 shares of Common Stock exercisable for 10 years at $1.68 per share.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling securityholders to permit the resale of these shares by these stockholders from time to time after the date of this prospectus.

The selling securityholders and any of their pledges, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The selling securityholders may use any one or more of the following methods when selling shares:

•

Ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

An exchange distribution in accordance with the rules of the applicable exchange;

•

Privately negotiated transactions;

•

To cover short sales made after the date that this registration statement is declared effective by the SEC;

•

Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

A combination of any such methods of sale; and

•

Any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

Upon our being notified by a selling securityholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such selling securityholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

In addition to any such number of shares sold hereunder, a selling stockholder may, at the same time, sell any share of common stock, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

There is no assurance that any of the selling stockholders will sell any or all of the shares offered by this prospectus.

In addition, upon us being notified in writing by a selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder's business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling securityholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders  will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling securityholders  in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, other than commissions and discounts of underwriters, dealers or agents, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling securityholders  against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

There is no assurance that any of the selling securityholders will sell any or all of the shares offered by this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of the terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Nevada law, our Articles of Incorporation and our By-Laws.

As set forth in our Articles of Incorporation, as amended, our authorized capital stock consists of: (A) 100,000,000 shares of common stock of which 17,859,554 shares were issued and outstanding on the date of this Prospectus, and (B) 25,000,000 shares of preferred stock, par value $.001 per share.  The Company’s Board of Directors has authorized:  (i) 300,000 shares of Series A Convertible Preferred Stock, of which 297,850 shares were issued and outstanding, convertible into 2,978,500 shares of Common Stock; and (ii) 300,000 shares of Series B Convertible Preferred Stock of which 2,500 shares were issued and outstanding convertible into 25,000 shares of Common Stock, as of April 20, 2012.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock are entitled to receive ratably such dividends as are declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock have the right to a ratable portion of assets remaining after payment of liabilities.  The holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities and are not subject to future calls or assessments by the Company. All issued and outstanding shares of our common stock are fully paid and non-assessable.

INTEREST OF NAMED EXPERTS AND COUNSEL.

There are no interests of named experts.  Counsel for the Company, Davidoff Malito & Hutcher, LLP, owns 14,535 shares of Common Stock of the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the SEC has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

EXEMPTION FROM REGISTRATION CLAIMED

The issuance of options under the 2009 Plan and the grants of warrants were exempt from registration pursuant to Section 4(2) of the Securities Act as the options and warrants were only issued to officers and directors of the Company and to employees who had access to the Company’s books and records.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since the end of the latest fiscal year that have not been disclosed in a previously filed report.

LEGAL MATTERS

The validity of the shares of our common stock being offered for sale pursuant to this Prospectus has been passed upon for us by Davidoff Malito & Hutcher LLP, New York, NY 10158.

EXPERTS

Our consolidated financial statements for the fiscal year ended December 31, 2011 and 2010, have been included in this Prospectus and in this Registration Statement in reliance upon the report of Lake & Associates, CPA's LLC, independent registered public accounting firm, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Blue Earth, Inc.., a Nevada corporation (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

▪

Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 16, 2012.

All documents subsequently filed by the Registrant after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http:\\www.sec.gov.

Item 4.  Description of Securities.

The following description of our capital stock and provisions of our articles of incorporation and by-laws are summaries and are qualified by reference to our articles of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

We have authorized 125,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 25,000,000 are shares of “blank check” preferred stock.

As of April 20, 2012, we had the following issued and outstanding securities on a fully diluted basis:

•

17,859,554 shares of common stock;

•

297,850 shares of Series A Preferred Stock and 2,500 shares of Series B Preferred Stock;

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

(A)

The registrant's authority to indemnify its officers and directors is governed by the provisions of Sections 78.7502 and 78.138 of the Nevada Revised Statute and by the registrant's By-laws.

(B)

Article XI, Sections 1 and 2 of the By-Laws provide as follows:

11.1           Indemnification.  Any corporate agent shall be indemnified by the Corporation to the full extent permitted by law in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent.  Any corporate agent may be insured by insurance purchased by and maintained by the Corporation against any expenses incurred in any proceeding and any liability asserted against him in his capacity as corporate agent, whether or not the Corporation would have the power to indemnify him against such liability.

11.2           Definitions.  For purposes of this Article XI, the following definitions shall apply:

(a).  “Corporate Agent” shall mean any person who is or was a director, officer, employee or agent of the Corporation or any constituent corporation absorbed by the Corporation in consolidation or merger on any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.  Furthermore, any corporate agent also serving as a “fiduciary” of an employee benefit plan governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974” (ERISA) as amended from time to time, shall serve in such capacity as a corporate agent, if the Corporation shall have requested any such person to serve.  The Corporation shall be deemed to have requested such person to serve as fiduciary of any employee benefit plan, only where the performance of such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan.

(C) Section 4.7 of each of the Employment Agreements, by and between Messrs. Thomas and Francis state:

The Company shall indemnify Executive to the full extent provided by law, the Company’s Certificate of Incorporation and any directors and officers insurance policy, including but not limited to, all legal costs and claims which may arise in conjunction with the sale of Genesis Fluid Solutions subsidiary of the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description
4.1	2009 Stock Option Plan (1)
*4.2	Form of Incentive Stock Option Agreement
*4.3	Form of Non-Qualified Stock Option Agreement
4.4	Form of Warrant issued to Laird Cagan (1)
4.5	Form of Management Warrant (1)
*4.6	Form of Performance Warrant
*5.1	Opinion of Davidoff Malito & Hutcher LLP
10.1	Employment Agreement, by and between the Company and Dr. Johnny Thomas (2)
10.2	Employment Agreement, by and between the Company and John Francis (2)
*10.3	Board of Directors Resolutions dated February 24, 2011 authorizing the issuance of shares of Common Stock to Laird Cagan for services rendered.
*10.4	Board of Directors resolutions dated April 18, 2012 authorizing the issuance of shares of Common Stock to J&J Consultants, Inc. for services rendered.
*23.1	Consent of Davidoff Malito & Hutcher LLP (included in Exhibit 5.1)
*23.2	Consent of Lake & Associates CPA’s LLC
*24.1	Power of attorney of officers and directors of the Registrant (included in page II-8)

_________________

*Filed with this report

(1)

Incorporated herein by reference to the copy of such document included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 31, 2011.

(2)

Incorporated herein by reference to the copy of such document included as an exhibit to the Current Report on Form 8-K for August 27, 2010, filed on August 31, 2010.

Item 9.  Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be file( pursuant to Rule 424 (§230.424 of this chapter);

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henderson, Nevada, on April 26, 2012.

BLUE EARTH, INC.

By:  /s/ Dr. Johnny Thomas

By:    Dr. Johnny Thomas

Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Johnny Thomas	/s/ Laird Cagan
Johnny Thomas	Laird Cagan

Director, Chief Executive Officer	Chairman of the Board
(Principal Executive Officer and	(Title)
Principal Financial and Accounting Officer)
(Title)

April 26, 2012	April 26, 2012
(Date)	(Date)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Johnny Thomas and John Francis, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This power-of-attorney does not revoke any earlier powers-of-attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Laird Cagan Laird Cagan	Chairman of the Board of Directors	April 26, 2012